UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   November 14, 2008

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
Fu Tian Qu, Shenzhen City
People’s Republic of China, 518000
(Address of principal executive offices)

086-755-83570142 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant

On November 14, 2008, the Board of Directors of Home System Group, a Nevada corporation (the "Company”),  the Company (i) dismissed Yu and Associates CPA Corporation (“Yu”) as primary auditor and (ii) retained Morgenstern, Svoboda, & Baer CPA's, P.C. (“MSB”) as primary auditor, each effective November 14, 2008 as approved by the Board of Directors.

Yu audited the Company’s financial statements for its 2007 fiscal year.  The audit reports of Yu on the Company's financial statements for the 2007 fiscal year did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.  During the period from Yu’s appointment as the Company’s primary auditor through the date of this Report, there have been no disagreements with Yu on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Yu, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

The Company has provided a copy of this disclosure to Yu, and requested that they furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Company and, if not, stating the respects in which they do not agree. A copy of the former accountants' response is included as an exhibit to this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 14, 2008, Guanghan Chen, Binhai Chen and Jianzhao Zheng informed Home System Group, a Nevada corporation (the "Company”), that they were resigning as directors of the Company effective immediately.

(d)  On November 14,2008, the remaining directors on the board elected Fuying Wang, Jianming Xu and Jiang Zhang to fill the vacancies created by the resignations.

On September 24, 2008, Fuying Wang joined the Company as Chief Executive Officer.  Mr. Wang has served as Vice President of Chuang Fu Management Group since April 2007. Mr. Wang served as Executive Director of Baoli Industrial Investment Group from March 2006 to March 2007.  Prior to that, he was an Investment Bank Managing Director - Financial Holding Vice President at Tomorrow Holding Group.  From August 2001 to August 2002, he was Head of Investment Bank at Zhongguancun Securities; from January 1999 to August 2001 he was Overseas listing coordinator with Yaxun Group and from July 1997 to December 1998 he was Senior Manager of Nanfang Securities investment banking headquarters.

On September 24, 2008, Jianming Xu joined the Company as Chief Financial Officer. Mr. Xu has served as Special Assistant to the CEO of the Company since August 2008. Mr. Xu served as Chief Director of Audit of Stone Investment Group from October 2002 to July 2007.  Prior to that, he was an Audit department manager at an international accounting firm (BDO members) from October 1998 to September 2002.  From September 1996 to September1998, he was Finance Manager at China's Shaoxing City Textile Group.

Mr. Jiang Zhang, 45, holds a Master of Science in Mechanical Engineering. His professional background includes 18 years of experience in R&D, company communications, domestic and foreign companies’ marketing, and project management. Since 2007, Jiang has been an Executive Director for Guangdong Chigo Air Conditioner Co. Ltd (“CHIGO”). Prior to joining CHIGO, he spent 4 years as President of Asian-Pacific and held other executive roles in Consortium Companies Inc,  a U.S. Based company. As the key person in CONSORTIUM, Mr. Zhang was in charge of marketing the China branded home appliances including Haier, a well-known China brand, in South Africa. From 1998 to 2003, he was the Sales Director of east China Region for Guangdong Hualing Air-Conditioner Co. Ltd, which is the subsidiary of Guangdong Midea Group.  Between 1990 and 1998, Mr. Zhang worked as the Project Manager in R&D Dept. of Changsha Zhongyi Electrical Co. Ltd.

Item 9.01	— Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Report:
16.1	—	Letter from Yu, Certified Public Accountants to the SEC dated November 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME SYSTEM GROUP

Date: November 14, 2008	By:	/s/ Fuying Wang
Fuying Wang
Chief Executive Officer